EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES SECOND QUARTER EARNINGS

COLDWATER, MICHIGAN, July 28, 2006 - Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings of $316,000, or $0.12 per share, for the quarter ended June 30, 2006, compared to $351,000, or $0.14 per share, for the same period in 2005.

Net interest income increased $18,000, or 0.8%, for the quarter ended June 30, 2006 compared to the same period in 2005 as a result of a $471,000 increase in interest income offset by increases in interest expense on deposits and advances from the Federal Home Loan Bank totaling $453,000. The increase in total interest expense was caused primarily by deposit growth with the Bank offering higher interest rates in response to local competition and the need for liquidity to fund loan growth.

Net interest income after the provision for loan losses decreased $471,000, or 9.9% for the six months ended June 30, 2006 compared to the same period in 2005 as a result of an $823,000 increase in interest expense offset by increases in interest income on loans, investment securities, federal funds sold and overnight deposits totaling $737,000. The remainder of the decrease arose from the Bank recording a loan loss recovery of $385,000 in the first quarter of 2005 that did not recur in 2006.

Noninterest income decreased $41,000, or 4.9% for the quarter ended June 30, 2006 compared to the same period a year ago. Fees and service charges increased $48,000 primarily due to the Bank increasing its level of Bounce Protection on checking accounts beginning May 1, 2006. This was offset by gain on sale of loans for the quarter decreasing $31,000 as mortgage banking activities were reduced due to lower customer demand for refinancing and a rising interest rate environment. Other noninterest income decreased $58,000 due to the Bank earning a $56,000 gain on the sale of its Jonesville branch office in June 2005.

Noninterest income decreased $69,000 for the six months ended June 30, 2006 compared to the same period a year ago. Fees and service charges increased $40,000 which was offset by gain on sale of loans decreasing $100,000 for the same reasons mentioned in the preceding paragraph. Other noninterest income decreased $9,000 for the six months ended June 30, 2006 as gain on sales of fixed assets (including the Jonesville branch office in 2005) decreased $45,000 and net gain on sales of real estate owned increased $27,000 to an $8,000 net gain compared to a $19,000 net loss. All other increases and decreases in other income were not significant.

Noninterest expense increased $2,000, or 0.1% for the quarter ended June 30, 2006 compared to the same period a year ago as management continues to maintain control of company expenses. Salaries and employee benefits increased $39,000, or 3.1% due to annual salary and wage increases approved by the Compensation Committee of the Board of Directors for 2006. Occupancy and equipment decreased $28,000 due to decreased maintenance costs and depreciation expense.

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Professional fees decreased $25,000 as accounting, auditing, and legal costs decreased which was offset by a $16,000 increase in data processing due to higher licensing, software and service bureau costs. Foreclosed property expenses increased $59,000 as management recorded $42,000 in writedowns of foreclosed properties compared to $8,000 in writedowns for the same period a year ago. The Bank also had a $25,000 increase in foreclosed property operating expenses for the same respective periods. Amortization of core deposit intangible decreased $17,000 as it continues to slow down from year to year. Management expects to see an expense of $23,000 per month for the remainder of 2006 compared to $29,000 per month a year ago. Other decreases in noninterest expense include a $4,000 decrease in Michigan Single Business taxes due to lower taxable income, a $17,000 decrease in office supplies and printing expenses resulting from the reduction of supply inventory levels, and a $17,000 decrease in loan fees related to indirect lending as management has decided to significantly reduce this activity due to the credit risk involved.

Noninterest expense decreased $356,000, or 6.6% for the six months ended June 30, 2006 compared to the same period a year ago. Salaries and employee benefits increased $41,000, or 1.6% due to annual salary and wage increases approved by the Compensation Committee of the Board of Directors for 2006. Occupancy and equipment expense decreased $59,000 due to decreased maintenance costs and depreciation expense. Professional fees decreased $41,000 as accounting, auditing, legal and employee recruiting costs decreased. Foreclosed property expenses decreased $195,000 as management recorded $42,000 in writedowns of foreclosed property compared to $283,000 in 2005. The Bank also had a $46,000 increase in foreclosed property operating expenses for the same respective periods. Amortization of core deposit intangible decreased $41,000. Other decreases in noninterest expense include a $20,000 decrease in Michigan Single Business taxes, a $22,000 decrease in office supplies and printing expenses and a $23,000 decrease in loan fees related to indirect lending for the same reasons mentioned in the preceding paragraph.

The Company’s provision for federal income taxes decreased $67,000 for the six months ended June 30, 2006 compared to the same period a year ago due to a $184,000 decrease in income before income tax. The effective tax rate for the six months ended June 30, 2006 was 24.1% of income before income tax compared to 26.3% for the six months ended June 30, 2005.

At June 30, 2006, the Company’s total assets were $287.4 million, compared to $277.1 million at December 31, 2005, an increase of 3.7%. The asset growth was primarily due to net loan growth of $14.6 million, or 6.9% as the loan portfolio increased to $227.7 million from $213.1 million.

Total deposits increased $7.1 million, or 4.1% to $179.8 million at June 30, 2006 from $172.7 million at December 31, 2005. This growth included a $5.8 million increase in certificates of deposit, a $2.7 million increase in money market accounts, a $1.2 million increase in non-interest bearing accounts, and a $2.6 million decrease in all other deposit accounts.

Management continues to be committed to increasing its checking and savings balances during 2006 as we continue to face a high level of competition. Federal Home Loan Bank advances increased $1.0 million due to $10.0 million in new borrowings offset by $9.0 million in payoffs of maturing advances.

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Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.

For additional information, visit Monarch Bancorp’s website at www.monarchcb.com.

Contact:

Donald L. Denney, CEO
(517) 278-4567 ext 278

Or

Ralph A. Micalizzi, Jr., CFO
(517) 278-4567 ext 307
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Monarch Community Bancorp, Inc.
Consolidated Financial Highlights

	Unaudited June 30, 2006	Dec. 31, 2005

Selected Financial Condition Data:	(In thousands, except per share data)
Total assets	287,421	277,068
Loans receivable, net	227,743	213,073
Investment securities, at carrying value	13,615	14,584
Cash and cash equivalents	14,455	16,286
Deposits	179,808	172,746
Federal Home Loan Bank Advances	60,592	59,562
Equity	40,420	40,576

Book Value per share (in dollars)	$15.18	$14.97
Tangible Book Value per share (in dollars)	$11.11	$10.92

	Unaudited Quarter Ended June 30,
	2006	2005

Selected Operations Data:	(In thousands, except per share data)
Total interest income	$4,234	$3,763
Total interest expense	2,049	1,596

Net interest income	2,185	2,167
Provision for loan losses	—	—

Net interest income after provision for loan losses	2,185	2,167
Fees and service charges	579	531
Gains on sales of loans	92	123
Other non-interest income	132	190

Total non-interest income	803	844
Total non-interest expense	2,542	2,540

Income before taxes	446	471
Income tax provision	130	120

Net income	$316	$351

Earnings per share - Basic	$0.12	$0.14
Earnings per share - Diluted	$0.12	$0.14
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Monarch Community Bancorp, Inc.
Consolidated Financial Highlights, continued

	Unaudited Six Months Ended June 30,
	2006	2005

Selected Operations Data:	(In thousands, except per share data)
Total interest income	$8,266	$7,529
Total interest expense	3,965	3,142

Net interest income	4,301	4,387
Provision for loan losses	—	(385)

Net interest income after provision for loan losses	4,301	4,772
Fees and service charges	1,037	997
Gains on sales of loans	160	260
Other non-interest income	358	367

Total non-interest income	1,555	1,624
Total non-interest expense	5,005	5,361

Income before taxes	851	1,035
Income tax provision	205	272

Net income	$646	$763

Earnings per share - Basic	$0.25	$0.30
Earnings per share - Diluted	$0.25	$0.30

	Unaudited Six Months Ended June 30,
	2006	2005

Core Earnings Analysis:	(In thousands, except per share data)
Net income (loss)	$646	$763
Nonrecurring items from 2005:
Recovery of loan loss provision recorded in 2004	—	(385)
Writedown of foreclosed property subsequently sold	—	275
Gain on sale of Jonesville branch office	—	(56)
Tax effect of nonrecurring items using 25% tax rate	—	41

Net income (after nonrecurring items)	646	638

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